                                 [LETTERHEAD]


The Board of Directors
Alliance Capital Management Corporation:


We consent to the use of our report dated February 5, 1998, except for Note
18 which is as of February 19, 1998, relating to the consolidated statements of financial condition of Alliance Capital Management L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997 incorporated herein by reference in the annual report on Form 10-K of Alliance Capital Management L.P.


/s/ KPMG Peat Marwick LLP

New York, New York
March 27, 1998